Bank of North Carolina Assumes All Deposits and Purchases Certain Assets of

Carolina Federal Savings Bank

THOMASVILLE, N.C., June 11, 2012 — Bank of North Carolina (“BNC”), a wholly-owned subsidiary of BNC Bancorp (Nasdaq: BNCN), announced today that it has entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation ("FDIC") to purchase certain assets and to assume all of the deposits and substantially all other liabilities of Carolina Federal Savings Bank ("Carolina Federal").

On Friday, June 8, Carolina Federal was closed by the Office of the Comptroller of the Currency and the FDIC was named as Receiver. All Carolina Federal locations opened today as branches of Bank of North Carolina, doing business in South Carolina as BNC Bank. All former Carolina Federal depositors will be able to conduct banking business as usual. Carolina Federal customers can continue to access their money by writing checks, using ATMs, debit cards, or the Internet. Checks drawn on Carolina Federal will continue to be accepted. Loan customers should continue to make their payments as usual.

A full integration effort is expected to be completed in the third quarter of 2012.

“Charleston is one of the most dynamic coastal markets in South Carolina and we are excited to extend BNC’s footprint into the area,” said Rick Callicutt, President of BNC. “This transaction is an important step as we continue to build our presence in South Carolina, and specifically Charleston, which is a vibrant tourist destination seeing meaningful development by major corporations, and has significant opportunities for growth.”

Carolina Federal deposit customers will receive a letter providing additional details concerning their accounts and are encouraged to call their local banking office and speak to the same familiar staff, or visit bankofnc.com or call 1-800-262-7175 for additional information.

BNC Bancorp President and CEO, Swope Montgomery, said, “We’d like to welcome Carolina Federal's loyal staff and customers to Bank of North Carolina, and tell customers that we look forward to providing them with a smooth transition and the highest quality banking experience at BNC.”

Under the Purchase and Assumption Agreement, Bank of North Carolina purchased approximately $31 million in performing loans and assumed approximately $52 million in local deposits from the FDIC as Receiver of Carolina Federal. BNC's bid excluded approximately $14 million in troubled assets and other real estate that will be retained by the FDIC. There is no loss-share arrangement with the FDIC with respect to this transaction. BNC did not pay a premium to the FDIC to assume the deposits of Carolina Federal. No additional capital was required to fund the transaction and both BNC Bancorp and Bank of North Carolina will remain "well capitalized" on a pro forma basis after the transaction.

Today’s announcement follows last week’s news that BNC has received binding commitments for a $72.5 million capital raise and has signed an Agreement and Plan of Merger with First Trust Bank. In the last two years, BNC has engaged in a number of additional strategic acquisitions across North and South Carolina, including Beach First National Bank in Myrtle Beach, SC, Blue Ridge Savings Bank in Asheville, Regent Bank in Greensville, SC, KeySource Commercial Bank in Durham and, most recently, the Cary and Chapel Hill branches of Hampton Roads Bankshares, Inc., which is expected to close in the third quarter of 2012.

Bank of North Carolina was advised in the Carolina Federal transaction by BankStreet Partners, LLC and Womble, Carlyle Sandridge & Rice, LLP, both in Atlanta.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $2.5 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 30 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Media Contacts:

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Lauren Steinberg, RLM Finsbury

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